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                SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


        Date of Earliest Event Reported: September 1, 1998


                   NEW ENGLAND ELECTRIC SYSTEM

        (exact name of registrant as specified in charter)



Massachusetts             1-3446             04-1663060
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)         Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)
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Item 2.  Acquisition or Disposition of Assets
---------------------------------------------

     On September 1, 1998, New England Electric System (NEES) subsidiaries, New England Power Company (NEP) and The Narragansett Electric Company, completed the sale of substantially all of their non-nuclear generating business to USGen New England, Inc. (USGen), an indirect who1ly owned subsidiary of PG&E Corporation (PG&E). The NEES companies received $1.59 billion for the sale. In addition, the NEES companies were reimbursed approximately $140 million for costs associated with early retirements and special severance programs for employees affected by industry restructuring and the value of inventories. For more information on the terms and events leading to the sale, the accounting implications of the sale, and the assets sold, see NEES' Annual Report on Form 10-K for the year ended December 31, 1997.

     As part of the sale, USGen purchased NEP's entitlement to approximately 1,100 MW of power procured under long-term contracts. NEP is required to make a monthly fixed contribution towards the above-market cost of the purchased power from closing through January 2008. USGen is responsible for the balance of the costs under the purchased power contracts. Pursuant to the transfer agreement, under certain conditions involving formal assignment of the contracts to USGen and a release of NEP from further obligations to the power supplier, NEP is required to make a lump sum payment of the present value of its monthly fixed contribution obligations. To date during 1998, NEP has made lump sum payments of approximately $340 million which reduced the monthly fixed contributions to an average of $9.5 million. The lump sum payments and remaining monthly fixed contributions are recoverable from customers as part of industry restructuring settlements reached by NEP with various parties and approved by state and Federal regulators.


Item 5.  Other Events
----------------------

     The NEES companies used approximately $300 million of the sale proceeds for the defeasance or retirement of long-term debt. Approximately $750 million was used to retire short-term debt. (Note that these figures are as of September 1, 1998 and that the attached pro forma financial statements are as of June 30, 1998.) The NEES companies expect that their state and Federal tax liability related to the sale (net of deductions related to power contract lump sum payments) will equal approximately $200 million.
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     On August 26, 1998, the NEES Board of Directors authorized the purchase from time to time of up to an additional 5 million shares over the 5 million share buyback authorization announced in August 1997. To date, NEES has purchased approximately 4.8 million shares under the August 1997 program.


Item 7.  Financial Statements, Pro Forma Financial Information
         and Exhibits
--------------------------------------------------------------


Pro Forma Financial Information

   The following unaudited pro forma consolidated financial statements are filed with this report:

Pro Forma Consolidated Balance Sheet of New England Electric
System at June 30, 1998

Pro Forma Statements of Consolidated Income of New England
Electric System:

      Year Ended December 31, 1997
      Six Months Ended June 30, 1998

   The Pro Forma Consolidated Balance Sheet of New England Electric System (NEES) at June 30, 1998 reflects the financial position of NEES after giving effect to the disposition of the assets discussed in Item 2 and assumes the disposition took place on June 30, 1998. The Pro Forma Statements of Consolidated Income for the fiscal year ended December 31, 1997 and the six months ended June 30, 1998 assume that the disposition occurred on January 1, 1997, and are based on the operations of NEES for the year ended December 31, 1997 and the six months ended June 30, 1998.

   The unaudited pro forma consolidated financial statements have been prepared by NEES based upon assumptions deemed reasonable by it. The unaudited pro forma consolidated financial statements presented herein are shown for illustrative purposes only and are not indicative of the future financial position or future results of operations of NEES, or the financial position or results of operations of NEES that would have actually occurred had the transaction been in effect as of the date or for the periods presented. In particular, while the disposition of the assets portrayed herein will have a significant impact on the results of operations, such disposition is only one component of
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the restructuring that NEES is undergoing at this time.  A more complete description of all such restructuring changes is included in the NEES 1997 Annual Report on Form 10-K.

   The unaudited pro forma consolidated financial statements
should be read in conjunction with the historical financial
statements and related notes of NEES.
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                            SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW ENGLAND ELECTRIC SYSTEM

                                  s/Michael E. Jesanis

                              By
                                 Michael E. Jesanis
                                 Senior Vice President and
                                 Chief Financial Officer

Date: September 16, 1998










The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.